Gary N. Amato
AMENDMENT TO
AMENDED AND RESTATED CONTINUITY AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED CONTINUITY AGREEMENT (this “Amendment”) is made as of July 24, 2008, by and between HUBBELL INCORPORATED, a Connecticut corporation (the “Company”) and Gary N. Amato (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement (as defined below).
     WHEREAS, on November 1, 2007 the Company entered into an Amended and Restated Continuity Agreement with Executive (the “Agreement”); and
     WHEREAS, pursuant to Section 14 of the Agreement, the Agreement may be amended by a writing signed by Executive and an officer of the Company specifically designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”); and
     WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are herby acknowledged, the parties hereto hereby amend the Agreement as follows:
1.	Section 4.(a) of the Agreement is amended and restated in its entirety to read as follows:
     “(a) Severance. The Company shall pay or cause to be paid to the Executive a cash severance amount equal to three times the sum of (i) the Executive’s annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination), and (ii) the highest of the actual bonuses paid or payable to the Executive under the Company’s annual incentive compensation plan in any of the three consecutive fiscal years prior to the year in which the Change in Control occurs (the “Bonus”). This cash severance amount shall be payable in a lump sum calculated without any discount.”
2.	Section 4.(b)(ii) of the Agreement is amended and restated in its entirety to read as follows:
     “(ii) an annual benefit under the Company’s Amended and Restated Supplemental Executive Retirement Plan (the “SERP”), calculated based on 8 1/3 years of service and unreduced for early retirement thereunder; provided, however, that this provision does not entitle the Executive, if he did not previously participate in the SERP, to participate in the SERP absent the occurrence of the Change in Control; and provided, further, that the Executive’s benefit pursuant to this Section 4.(b)(ii), if payable, shall be in lieu of any amount payable to him pursuant to the Company’s Top Hat Restoration Plan and/or the Company’s Supplemental Management Retirement Plan; and”

3.	Section 4.(b)(iii)(A) of the Agreement is amended and restated in its entirety to read as follows:
     “(A) the end of the third anniversary of the date of the Executive’s Termination”
4.	This Amendment shall be and is hereby incorporated in and forms a part of the Agreement.

5.	This Amendment shall be effective as of the date first written above.

6.	Except as set forth herein, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company and Executive have executed this Amendment, to be effective as of the day and year first written above.

EXECUTIVE	Hubbell Incorporated

/s/ Gary N. Amato	By:	/s/ Richard W. Davies
Gary N. Amato	Name: Richard W. Davies
Title: V.P., General Counsel & Secretary